Exhibit 99.1

Liberty Broadband Corporation Announces Terms of Rights Offering

ENGLEWOOD, Colo., December 4, 2014.  Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) announced today that it has determined the per share subscription price, commencement date and expiration date for its previously announced rights offering.

As previously announced, at 5:00 p.m., New York City time, on December 10, 2014, Liberty Broadband intends to distribute subscription rights to purchase shares of Series C common stock (each, a “Series C Right”) to holders of its Series A, Series B and Series C common stock entitled to receive the dividend. The record date for the dividend of the Series C Rights is 5:00 p.m., New York City time, on December 4, 2014; however, as a result of “due bill” trading procedures, those persons acquiring shares of Liberty Broadband’s common stock in the market following the record date but prior to the ex-dividend date will be entitled to receive Series C Rights. We intend to announce the ex-dividend date as soon as it has been confirmed.

Each whole Series C Right entitles its holder to subscribe, at a per share subscription price of $40.36, for one share of Series C common stock pursuant to a basic subscription privilege, and also entitles the holder to subscribe for additional shares of Series C common stock pursuant to an oversubscription privilege. The rights offering will commence on Thursday, December 11, 2014, and will expire at 5:00 p.m., New York City time, on Friday, January 9, 2015, unless extended by Liberty Broadband. Trading in the Series C Rights under the symbol “LBRKR” is expected to commence on the Nasdaq Global Select Market on Thursday, December 11, 2014. Materials relating to the rights offering, including a copy of the prospectus which contains important information about Liberty Broadband, the Series C common stock and the rights offering, and certificates representing the Series C Rights will be distributed on or about Monday, December 8, 2014 to the record date holders who receive Series C Rights in the distribution. Information regarding the rights offering, including how to obtain copies of related materials, can be found in the final prospectus for the rights offering to be filed with the Securities and Exchange Commission. The final prospectus can also be accessed on our website at www.libertybroadband.com. The completion of the Series C Rights distribution remains subject to the satisfaction of conditions, including the receipt of the opinion of tax counsel. Further, the board of directors of Liberty Broadband reserves the right to not complete the rights offering at any time, including following the completion of the distribution of the Series C Rights, and for any reason.

None of Liberty Broadband, its board of directors or any committee of its board of directors is making any recommendation to rightsholders as to whether to exercise or sell their Series C Rights. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of Series C common stock. Rightsholders should carefully read the prospectus insofar as it relates to the rights offering before making any decisions with respect to their Series C Rights.

About Liberty Broadband Corporation

Liberty Broadband Corporation is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Liberty Broadband Corporation
Courtnee Ulrich, 720-875-5420